                                                    Date of Grant: __________



                            ONSITE ENERGY CORPORATION
                       dba ONSITE SYCOM Energy Corporation

                      NON-QUALIFIED STOCK OPTION AGREEMENT



This Non-Qualified Stock Option Agreement (this "Agreement") is made and effective as of __________, by and between Onsite Energy Corporation dba ONSITE SYCOM Energy Corporation, a Delaware corporation (the "Company"), and _______________ ("Optionee").



In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Grant of Option. The Company hereby grants to Optionee, in the manner and subject to the conditions hereinafter provided, the right, privilege and option to purchase (the "Option") an aggregate of ____________________ (__________)
shares of the Company's Class A Common Stock, par value $0.001, (the "Shares"). This Option and the Shares underlying this Option are not, and shall not be deemed to be, issued under the Company's 1993 Stock Option Plan (as amended) or any other stock option plan administered by the Company.

2. Term of Option. Subject to the terms, conditions and restrictions set forth herein, the term of this Option shall be five (5) years from the date of grant (the "Expiration Date"). Any portion of this Option not exercised prior to the Expiration Date shall thereupon become null and void.

3. Exercise of Option.

     3.1 Vesting of Option. This Option shall become exercisable as follows:

                  Number of Shares                  Vesting Date

                     __________                     Date of Grant


Each of the foregoing dates shall be referred to as a "Vesting Date" for that portion of this Option vested on such date ("Vested Portion").

All or any portion of the Shares underlying a Vested Portion of this Option may be purchased during the term of this Option, but not as to less than one hundred
(100) shares (unless the remaining shares then constituting the Vested Portion of this Option is less than one hundred (100) shares) at any time.

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     3.2 Manner of Exercise.  The Vested Portion of this Option may be exercised from time to time, in whole or in part, by presentation of a Request to Exercise Form, substantially in the form attached hereto, to the Company at its principal office, which form must be duly executed by Optionee and accompanied by payment, in cash, cash equivalent or form of obligation acceptable to the Company, in the aggregate amount of the Exercise Price (as defined below), multiplied by the number of Shares Optionee is purchasing at such time, subject to reduction for withholding for tax obligations as provided in Section 13.

Upon receipt and acceptance by the Company of such form accompanied by the payment specified, Optionee shall be deemed to be the record owner of the Shares purchased, notwithstanding that the stock transfer books of the Company may then be closed or that certificates representing the Shares purchased under this Option may not then be actually delivered to Optionee.

     3.3. Exercise Price. The exercise price (the "Exercise Price") payable upon exercise of this Option shall be $_____ per share.

4. Exercise After Certain Events.

     4.1 Termination of Employment. If for any reason other than permanent and total disability (as defined below) or death Optionee ceases to be employed by, or to be a consultant or director of SYCOM Corporation (or any of its affiliated entities) (collectively, the "SYCOM Entities") or, if applicable, the Company (or any of its affiliates or subsidiaries), this Option (to the extent exercisable) may be exercised, in whole or in part, at any time within three (3) months after the date of such termination (but in no event after the expiration date of this Option as set forth in this Agreement).

     4.2 Permanent Disability and Death. If an Optionee becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), or dies while employed by the SYCOM Entities (or, if applicable, the Company or any of its affiliates or subsidiaries), or while acting as an officer, consultant or director of the SYCOM Entities (or, if applicable, the Company or any of its affiliates or subsidiaries) (or if Optionee dies within the period that the Option remains exercisable after termination of employment or affiliation), Options then held (to the extent then exercisable) may be exercised by Optionee, Optionee's personal representative, or by the person to whom the Option is transferred by will or the laws of descent and distribution, in whole or in part, at any time within one (1) year after the disability or death (but in no event after the expiration date of the Option).

5. Restrictions on Transfer of Option. This Option is not transferable by Optionee other than by will or the laws of descent and distribution and is exercisable only by Optionee during his/her lifetime except as provided in
Section 4.2. above.

6. Adjustment for Changes in Capitalization. The existence of this Option shall not affect the Company's right to effect adjustments, recapitalizations, reorganizations or other changes in its or any other corporation's capital structure or business, any merger or consolidation, any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the
Shares, the dissolution or liquidation of the Company's or any other corporation's assets or business or any other corporate act whether similar to the events described above or otherwise. If the outstanding shares of the Company's Common Stock are increased or decreased in number or changed into or exchanged for a different number or kind of securities of the Company or any other corporation by reason of a recapitalization, reclassification, stock split, reverse stock split, combination of shares, stock dividend or other similar event, an appropriate adjustment of the number and kind of securities with respect to which this Option may be exercised and the exercise price at which this Option may be exercised will be made.

7. Dissolution, Liquidation, Merger.

     7.1 Company Not The Survivor. In the event of a dissolution or liquidation of the Company, a merger, consolidation, combination or reorganization in which the Company is not the surviving corporation, or a sale of substantially all of the assets of the Company (as determined in the sole discretion of the Board of Directors), the Company, in its absolute discretion, may cancel each outstanding Option upon payment in cash to Optionee of the amount by which any cash and the fair market value of any other property which Optionee would have received as consideration for the shares of Stock covered by the Option if the Option had been exercised before such liquidation, dissolution, merger, consolidation or sale exceeds the exercise price of the Option. In addition to the foregoing, in the event of a dissolution or liquidation of the Company, or a merger consolidation, combination or reorganization, in which the Company is not the surviving corporation, the Company, in its absolute discretion, may accelerate the time within which each outstanding Option may be exercised.

     7.2 Company is the Survivor. In the event of a merger, consolidation, combination or reorganization in which the Company is the surviving corporation, the Board of Directors shall determine the appropriate adjustment of the number and kind of securities with respect to which outstanding Options may be exercised, and the exercise price at which outstanding Options may be exercised. The Board of Directors shall determine, in its sole and absolute discretion, when the Company shall be deemed to survive for purposes of this Plan.

8. Reservation of Shares. The Company agrees that prior to the earlier of the expiration of this Option or the exercise and purchase of the total number of Shares represented by this Option, there shall be reserved for issuance and delivery upon exercise of this Option such number of the Company's authorized and unissued Shares as shall be necessary to satisfy the terms and conditions of this Agreement; subject, however, to the Company's obligation to comply with the securities laws as set forth in Section 15.

9. No Rights as Shareholder. Optionee shall have no rights as a shareholder with respect to any Shares covered by this Option unless Optionee shall have exercised this Option, and then only with respect to the shares underlying the portion of the Option exercised. Optionee shall have no right to vote any Shares, or to receive distributions of dividends or any assets or proceeds from the sale of Company assets upon liquidation until Optionee has effectively exercised this Option and fully paid for such Shares. Subject to Section 6, no adjustment shall be made for dividends or other rights for which the record date is prior to the date title to the Shares has been acquired by Optionee.

10. No Rights to Employment or Continued Employment. The grant of this Option shall in no way be construed so as to confer on Optionee the rights to employment or continued employment.

11. Suspension and Termination. In the event the Company reasonably believes that Optionee has committed an act of misconduct specified below, the Company may suspend Optionee's right to exercise any Option pending final determination by the Company, which final determination shall be made within ten (10) business days of such suspension. If the Company determines that Optionee has committed an act of embezzlement, fraud, breach of fiduciary duty or deliberate disregard of the Company rules resulting in loss, damage or injury to the Company, or if Optionee makes an unauthorized disclosure of any Company trade secret or confidential information, engages in any conduct constituting unfair competition, induces any Company customer to breach a contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relationship, neither Optionee nor his/her estate shall be entitled to exercise any Option hereunder. In making such determination, the Company shall act fairly and in good faith and shall give Optionee an opportunity to appear and present evidence on his/her behalf.

12. Participation in Option Plans. The grant of this Option shall not prevent Optionee from participating or being granted options in the Company's stock option plan or being granted other non-qualified non-stock option plan options; provided, however, that Optionee meets the eligibility requirements, and such participation or grant does not prevent the other plan from meeting the requirements of the Internal Revenue Code of 1986, as amended.

13. Payment of Taxes. Optionee shall pay the Company in cash all local, state and federal withholding taxes applicable, as determined by the Company in its absolute discretion, to the grant or exercise of this Option, or the transfer or other disposition of Shares acquired upon exercise of this Option. Any such payment must be made promptly when the amount of such obligation becomes determinable.

14. Issue and Transfer Tax. The Company will pay all issuance taxes, if any, attributable to the initial issuance of Shares upon the exercise of the Option; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue or delivery of any certificates for Shares in a name other than that of Optionee.

15. Compliance with Securities Laws. The Company shall not be obligated to issue any Shares upon exercise of this Option unless such Shares are at that time effectively registered or exempt from registration under the federal securities laws and the offer and sale of the Shares are otherwise in compliance with all applicable securities laws. Upon exercising all or any portion of this Option, Optionee may be required to furnish representations or undertakings deemed appropriate by the Company to enable the offer and sale of the Shares or subsequent transfers of any interest in such Shares to comply with applicable securities laws. Evidences of ownership of Shares acquired upon exercise of this Option shall bear any legend required by, or useful for purposes of compliance with, applicable securities laws or this Agreement.

16. Arbitration. Any controversy, dispute or claim arising out of or relating to this Option that cannot be amicably settled including, but not limited to, the suspension or termination of Optionee's right in accordance with Section 11 above, shall be settled by arbitration conducted in the County of San Diego, California, or such other mutually agreed upon location. Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a time and place within the above-referenced location as selected by the arbitrator(s).

     16.1 Initiation of Arbitration. After seven (7) days prior written notice to the other, either party hereto may formally initiate arbitration under this Agreement by filing a written request therefor, and paying the appropriate filing fees, if any.

     16.2 Hearing and Determination Dates. The hearing before the arbitrator shall occur within thirty (30) days from the date the matter is submitted to arbitration. Further, a determination by the arbitrator shall be made within forty-five (45) days from the date the matter is submitted to arbitration. Thereafter, the arbitrator shall have fifteen (15) days to provide the parties with his or her decision in writing. However, any failure to meet the deadlines in this section will not affect the validity of any decision or award.

     16.3 Binding Nature of Decision. The decision of the arbitrator shall be binding on the parties. Judgment thereon shall be entered in a court of competent jurisdiction.

     16.4 Injunctive Actions. Nothing herein contained shall bar the right of either party to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

     16.5 Costs. The cost of arbitration, including the fees of the arbitrator, shall initially be borne equally by the parties; provided, the prevailing party (as determined by the arbitrator in accordance with California Code of Civil Procedure Section 1032) shall be entitled to recover such costs, in addition to attorneys' fees and other costs, in accordance with Section 19 of this Agreement.

17. Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or telex or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein.

         To Optionee:

         -------------------

         -------------------


         To the Company:

         Onsite Energy Corporation
         dba ONSITE SYCOM Energy Corporation
         701 Palomar Airport Road, Suite 200
         Carlsbad, CA 92009
         Attention: Chief Executive Officer
         Facsimile: 760/931-2405

         With a copy to:

         Scott E. Bartel, Esq.
         BARTEL ENG LINN & SCHRODER
         300 Capitol Mall, Suite 1100
         Sacramento, CA 95814
         Facsimile:  916/442-3442

18. Applicable Law. This Option and the relationship of the parties in connection with its subject matter shall be governed by, and construed under, the laws of the State of California.

19. Attorneys Fees. In the event of any litigation, arbitration or other proceeding arising out of this Option, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys' fees, costs and expenses. Any judgment, order or award entered in any such proceeding shall designate a specific sum as such an award of attorney's fees, costs and expenses incurred. This attorneys' fee provision is intended to be severable from the other provisions of this Agreement, shall survive any judgment or order entered in any proceeding and shall not be deemed merged into any such judgment or order, so that such further fees, costs and expenses as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

20. Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors, and successors.

21. Counterparts. This Option may be executed in one or more counterparts (including by facsimile), each of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above at Carlsbad, California.

COMPANY:                                         OPTIONEE:

ONSITE ENERGY CORPORATION
dba ONSITE SYCOM Energy Corporation

                                                 -------------------------------

By:
   ---------------------------------
   Richard T. Sperberg, CEO

                            REQUEST TO EXERCISE FORM


                                                              Dated:____________



The undersigned hereby irrevocably elects to exercise all or part, as specified below, of the Vested Portion of the Option granted to him/her pursuant to a certain Non-Qualified Stock Option Agreement dated __________ (the "Agreement") (capitalized terms used herein shall have the meanings ascribed thereto in the Agreement), between the undersigned and Onsite Energy Corporation dba ONSITE SYCOM Energy Corporation (the "Company") to purchase an aggregate of __________ shares of the Company's Class A Common Stock, par value $0.001 (the "Shares").

The undersigned hereby tenders cash, cash equivalent or a promissory note in a form acceptable by the Company in the amount of $_____ per share multiplied by __________, the number of Shares he/she is purchasing at this time, for a total of $_____________, which constitutes full payment of the total Exercise Price thereof.


                        INSTRUCTIONS FOR REGISTRATION OF SHARES
                        IN THE COMPANY'S TRANSFER BOOKS


                        Name:
                                       -----------------------------------------

                        Address:
                                       -----------------------------------------


                                       -----------------------------------------

                        Signature:
                                       -----------------------------------------

                        Social Security No.:
                                            ------------------------------------


Accepted by the Company:

ONSITE ENERGY CORPORATION
dba ONSITE SYCOM Energy Corporation



By:
   ---------------------------------
   Richard T. Sperberg, CEO